Exhibit 99.1

Cary, NC
Contact:  Shawn Poe   919-677-4019

PLY GEM HOLDINGS, INC. NAMES NEW BOARD MEMBER

Jeffrey T. Barber Joins Ply Gem Holdings, Inc.’s Board of Directors

Cary, North Carolina, January 25, 2010 – Ply Gem Holdings, Inc. (the “Company” or “Ply Gem”) today announced the appointment of Jeffrey T. Barber to its Board of Directors.  Mr. Barber will also serve as Chairman of the audit committee.

Mr. Barber is a certified public accountant who worked for PricewaterhouseCoopers LLP for 31 years and served as the managing partner of PricewaterhouseCoopers’ Raleigh, North Carolina office for 14 years.  Mr. Barber was appointed by the Governor of North Carolina to serve on the State Board of CPA Examiners, where he currently serves as Vice President of the Board.  Mr. Barber is currently a Managing Director with Fennebresque & Co., a Charlotte, North Carolina based investment banking firm.  In addition, Mr. Barber currently serves on the Board of Trustees of Blue Cross Blue Shield of North Carolina, the Board of the North Carolina School of Science and Mathematics Foundation, the North Carolina Museum of Art Foundation as well as other civic organizations.

In connection with the addition of Mr. Barber to the Company’s Board of Directors, the Company announced that Mr. Edward M. Straw has resigned as a member of the Board of Directors for the Company effective January 25, 2010.

Gary E. Robinette, the Company’s President and Chief Executive Officer said, “We are pleased to welcome Jeff Barber to our Board of Directors.  Jeff’s extensive financial experience and expertise in financial reporting for public companies will provide immense value to the Company in the future and uniquely qualifies Jeff to be our audit committee Chairperson.”  Mr. Robinette went on to say, “I would also like to take this opportunity to thank Ed Straw for the guidance that he has provided while serving on our Board. Specifically, Ed’s keen insights into supply chain logistics have helped the Company make lasting improvements in this area and reduce our overall costs.”

About Ply Gem Holdings
Ply Gem, headquartered in Cary, N.C., is committed to helping North America’s homebuilders, remodelers, architects, distributors, dealers and retailers do more than build homes. Ply Gem wants to help them build their business. The Company offers an unmatched solution to exterior building product needs with a portfolio that includes leading window, door, siding and accessories, stone veneer, fence and rail brands so there is something for every project. Ply Gem siding brands include Mastic® Home Exteriors, Variform®, NAPCO®, Ply Gem® Stone, Kroy®, Cellwood®, Georgia Pacific, DuraBuilt®, Richwood®, Leaf Relief® and Monticello® Columns. Ply Gem windows manufactures and markets vinyl, vinyl-clad, wood-clad, aluminum-clad, and aluminum window and patio door brands including Ply Gem® Windows and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Ply Gem employs approximately 4,300 people across North America. Visit www.plygem.com for more information.

This document and oral statements made from time to time by our representatives may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims.  The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information, please refer to the reports and filings of the Company with the Securities and Exchange Commission.

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